EXHIBIT 99.1

For release:  May 8, 2014

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports First Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), the nation's oldest publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended March 31, 2014 of $11,061,000 compared to $11,637,000 for the quarter ended March 31, 2013, a decrease of 4.9%.  For the quarter ended March 31, 2014, non-operating income decreased $2,040,000 compared to the quarter a year ago.  Excluding the non-operating income decrease, net income available to common shareholders for the quarter ended March 31, 2014 would have been $12,305,000, which is an increase of 5.7% over the same three month period in 2013.

Net revenues for the three months ended March 31, 2014 totaled $210,531,000 compared to $194,378,000 for the same three months of 2013, an increase of 8.3%.  Net income was $0.80 per common share basic for the quarter ended March 31, 2014 compared to $0.84 per common share basic for the quarter ended March 31, 2013.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 73 long-term health care centers with 9,410 beds.  NHC affiliates also operate 37 homecare programs, five independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2014	2013
Revenues:	(unaudited)
Net patient revenues	$ 199,769	$ 178,430
Other revenues	10,762	15,948
Net operating revenues	210,531	194,378

Costs and Expenses:
Salaries, wages and benefits	119,725	107,063
Other operating	55,742	54,411
Facility rent	9,886	9,868
Depreciation and amortization	7,900	6,956
Interest	290	84
Total costs and expenses	193,543	178,382

Income Before Non-Operating Income	16,988	15,996
Non-Operating Income	4,572	6,618

Income Before Income Taxes	21,560	22,614
Income Tax Provision	8,331)	(8,809)

Net Income	13,229	13,805

Dividends to Preferred Stockholders	(2,168)	(2,168)

Net Income Available to Common Stockholders	$ 11,061	$ 11,637

Earnings Per Common Share
Basic	$ 0.80	$ 0.84
Diluted	$ 0.78	$ 0.82

Weighted average common shares outstanding
Basic	13,843,190	13,861,584
Diluted	14,170,453	14,111,752

Dividends declared per common share	$ 0.32	$ 0.30

Balance Sheet Data
(in thousands)	March 31	Dec. 31
	2014	2013
Cash and marketable securities	$ 197,598	$ 186,714
Restricted cash and marketable securities	157,241	155,932
Current assets	452,525	436,928
Property and equipment, net	497,201	456,798
Total assets	1,037,304	980,725
Current liabilities	248,220	250,359
Long-term debt	10,000	10,000
Stockholders' equity	707,501	688,112
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Selected Operating Statistics
(unaudited)
	Three Months Ended
	March 31
	2014	2013
Per Diems:
Medicare	$ 431.94	$ 428.71
Managed Care	$ 399.61	$ 416.69
Medicaid	$ 169.26	$ 165.24
Private Pay and Other	$ 212.90	$ 198.07

Patient Days:
Medicare	126,148	120,916
Managed Care	43,953	36,041
Medicaid	300,775	255,425
Private Pay and Other	162,993	145,952
	633,869	558,334

Average Per Diem	$ 248.73	$ 247.11